UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
611 N. Nevada Street
Carson City, Nevada 89703
(Address of principal executive offices)  (Zip Code)

(604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 20, 2011, Gryphon Gold Corporation (the “Registrant”), through its wholly-owned subsidiary Borealis Mining Company (“Borealis” and together with the Registrant, “Gryphon”) exercised its option (the “Option”) pursuant to the Option Agreement Amendment to Mining Lease, dated August 22, 2008, as amended on August 7, 2009, February 12, 2010 and February 22, 2011 (the “Option Agreement”) by among the Registrant, Borealis, Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 02/23/1994, Hardrock Mining Company and John W. Whitney (collectively, the “Lessors”) to fix the sliding-scale royalty obligation payable to the Lessors at 5% under the Mining Lease, dated January 24, 1997, as amended on February 24, 1997 (the “Mining Lease”), a Memorandum of which is recorded as Entry 115828 in Book 169 at page 489 in the official records of Mineral County, Nevada.

Pursuant to the Option Agreement, upon exercise of the Option and payment of the exercise price, Gryphon and the Lessors entered into an amendment to the Mining Lease, effective May 20, 2011, to amend the Mining Lease to replace the sliding-scale royalty that was calculated at a Net Smelter Return (NSR) royalty equal to the gold price divided by 100 with a fixed 5% Net Smelter Return (NSR) royalty.  In addition, the term of the Mining Lease will be extended by a period of eight years if Gryphon conducts condemnation drilling on the Borealis property in a manner reasonably satisfactory to Whitney & Whitney, Inc. by August 22, 2012.

In connection with the exercise of the Option, Gryphon paid the Lessors an aggregate exercise price of $7,000,0000 (less the $250,000 previously paid by Gryphon to the Lessors upon execution of the Option Agreement) as follows:

(i)	$150,000 in cash,

(ii)	7,726,500 shares of common stock at a deemed value of $0.40 per share ($3,090,500);

(iii)	5% promissory notes in the aggregate principal amount of $1,600,000, due May 20, 2013, with installment payments due upon commencement of production on the Borealis property; and

(iv)
5% convertible notes in the aggregate principal amount of $1,909,500, due May 20, 2014, convertible into shares of Gryphon common stock at $0.70 per share through May 20, 2012, $0.80 per share through May 20, 2013 and $0.90 per share through May 20, 2014.

For more information regarding the promissory notes and convertible notes, see Item 2.03 of this Current Report on Form 8-K below.

Item 2.03	Creation of a Direct Financial Obligation.

As discussed in Item 1.01 of this Current Report on Form 8-K above, upon exercise of the Option, Gryphon issued to the Lessors promissory notes in the aggregate principal amount of $1,600,000 and convertible notes in the aggregate principal amount of $1,909,500.

The promissory notes are due and payable on May 21, 2013 and bear interest on the unpaid principal balance at a rate of 5% per annum, payable monthly in cash commencing on June 1, 2011.  Payments of principal on the promissory notes shall commence on the date on which Borealis is required to commence production royalty payments under the Mining Lease and shall be payable in monthly installments (“Principal Installments”) in an amount calculated on a formula equal to the gold price divided by 100 less the 5% net smelter return royalty payable under the Mining Lease prior to the amendment.

The convertible notes are due and payable on May 21, 2014 and bear interest on the unpaid principal balance at a rate of 5% per annum, payable monthly in cash commencing on June 1, 2011.  Payments of principal on the convertible notes shall be made in equal monthly installments over a three year period commencing on June 1, 2011 (the “Installment Payments”).  If Gryphon commences construction of a mine to place its Borealis gold project into commercial production, so long as construction continues, the Installment Payments shall be deferred for a period of 12 months.  The convertible notes are convertible at any time at the option of each holder into shares of common stock of the Registrant at a conversion price of $0.70 through the first anniversary of the issuance of the convertible notes, $0.80 through the second anniversary, and $0.90 through to the due date of the convertible notes.  The convertible notes contain customary provisions for the adjustment of the conversion price.

If Gryphon defaults on payment of Principal Installments under the promissory notes or Installment Payments under the convertible notes, then after written notice and a cure period of 120 days, Gryphon and the Lessors will enter into a further amendment to the Mining Lease, declaring the Amendment null and void and reverting the royalty payable under the Mining Lease back to the terms of the Mining Lease prior to the exercise of the Option.

Item 3.02	Unregistered Sales of Equity Securities

The Registrant issued 7,726,500 shares of common stock and convertible notes in the aggregate principal amount of $1,909,500 to accredited investors upon exercise of the Option.  The convertible notes are convertible into shares of common stock of the Registrant at any time at the option of the holders thereof at a conversion price of $0.70 through the first anniversary of the issuance of the convertible notes, $0.80 through the second anniversary, and $0.90 through to the due date of the convertible notes, subject to customary provisions for adjustment of the covnersion price.  The shares of common stock and convertible notes were issued by the Registrant in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01	Exhibits.

Exhibit	Description
10.1	Amendment to Mining Lease, dated effective May 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION. (Registrant)

Dated: May 31, 2011	By: /s/ John L. Key John L. Key Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment to Mining Lease, dated effective May 20, 2011